CONSULTING AGREEMENT

between

LORAL SPACE & COMMUNICATIONS INC.

and

Dean A. Olmstead
Name of Consultant

This Agreement is made by and between Loral Space & Communications Inc., a corporation organized and existing under the laws of the State of Delaware, with offices at 600 Third Avenue, New York, New York 10016 (hereinafter “Loral”), and Dean A. Olmstead, with an address at 42 Wilkinson Way, Princeton, New Jersey 08540 (hereinafter referred to as “Consultant”). Loral and Consultant are hereinafter collectively referred to as the “Parties.”

Loral makes this Agreement for the purpose of retaining the services of Consultant. This contract is expressly made conditional on Consultant’s assent to, and strict compliance with, all of the terms and conditions stated below. Each of the following terms and conditions is essential to the essence of the agreement between the Parties.

1. Consulting services will be for the following scope of work:

•	Consultant will lead, direct and manage a strategic action group to consider and explore strategic and growth opportunities relating to Loral’s existing or potential satellite services businesses, including, without limitation, fixed satellite services, mobile satellite services, network services and digital audio radio services;

•	Consultant will lead, direct and manage a strategic action group to consider and explore achievement of efficiencies and other benefits that may be obtained as a result of Loral’s satellite services and satellite manufacturing businesses being sister divisions;

•	Consultant will participate in and provide advice and support relating to strategic or other significant transactions involving Loral’s satellite services businesses; unless specifically agreed by Loral and Consultant, Consultant’s scope of work will not include activities relating to strategic or other significant transactions involving Loral’s satellite manufacturing business;

•	Consultant will undertake and perform any and all such other work or tasks as may be requested from time to time by Loral.

The aforementioned strategic action groups may consist of one or more groups and will be comprised of representatives from the corporate office, Loral Skynet Corporation and Space Systems/Loral, Inc., as necessary and as selected by the Chief Executive Officer of Loral.

Consultant shall report to the Chief Executive Officer of Loral.

Consultant shall devote his full business time to performance of his duties hereunder. The Company acknowledges, however, that Consultant is currently employed by or otherwise affiliated with Satellite Development LLC. Accordingly, prior to receipt by Loral from Consultant of the Certification (as defined below), Consultant shall devote no less than 80% of his business time to performance of his duties hereunder. When Consultant elects to devote his full business time to performance of his duties hereunder, he shall certify such in writing to the Chief Executive Officer of Loral (the “Certification”). For purposes of this Agreement, “full business time” does not include company holidays and twenty (20) days of vacation during which Consultant is not expected to work or perform services.

2. Loral will pay Consultant fees in accordance with Exhibit A hereto. Consultant shall also be entitled to stock options and benefits set forth in Exhibit B hereto. Consultant’s fee shall be paid by Loral monthly in arrears without the need for submission of an invoice by Consultant or on terms that are otherwise agreed to in writing between Loral and Consultant.

Loral shall reimburse Consultant for all reasonable and necessary expenses actually incurred by Consultant directly in connection with the business affairs of Loral and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines, reporting requirements or limitations provided by Loral from time to time.

Loral will also cause Consultant personally to be named as an additional insured on its directors and officers liability insurance and continue such coverage to the same extent that it provides coverage for its directors and officers.

3. In the performance of his services, Consultant’s relationship to Loral shall be solely that of an independent contractor to provide personal services. In this capacity, Consultant will not be an employee of Loral and will not be entitled to workers’ compensation coverage, unemployment insurance, or, except as provided on Exhibit B, any other type or form of insurance or benefit normally provided by Loral for its employees. Loral shall have no liability whatsoever on account of this Agreement except as provided in paragraphs 2 and 12. Consultant shall file all tax returns and reports required to be filed pursuant to law, including, without limitation, reports required to be filed by former employees of the United States Government, if applicable.

4. Consultant shall assign, convey and transfer to Loral without further consideration, each and every work made for hire, invention, discovery, improvement, maskwork, and patent conceived or developed by Consultant during performance under this Agreement, and upon request, shall execute any required papers and furnish all reasonable assistance to Loral to vest all right, title and interest in such inventions, discoveries, improvements and patents in Loral. Consultant warrants and represents the originality of the deliverable items under this Agreement and that no portion of the deliverable items, or their use and/or distribution, shall present any infringement or other conflict of interest. All data, copyrights, copyrightable creations and reports developed in the performance of this Agreement shall be the sole property of Loral and shall be used by Consultant solely in work for Loral. Upon termination or expiration of this Agreement, Consultant shall deliver all such records, data, information, models, tools and other documents and all copies thereof to Loral.

5. (a) Consultant shall not disclose to any person during the term of this Agreement or thereafter, without Loral’s prior written approval, any confidential and/or proprietary information of Loral (whether written or oral), including specifications, know-how, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, confidential customer lists, sources of supply and trade secrets or information relating to the business, designs, inventions, plans, methods, processes or affairs of Loral or its affiliates, or third party confidential information in the possession of Loral or its affiliates, which Consultant may have acquired or developed in connection with the performance of duties hereunder or otherwise, unless and until that information shall have become public knowledge without breach of this Agreement. Consultant agrees that he will use any such information only for the purpose set forth in Paragraph 1 hereto.

(b) For a period of two years after termination of this Agreement, Consultant will not (i) directly or indirectly solicit or in any manner encourage employees of Loral or any affiliate to leave its employ and will not offer or cause to be offered employment to any such person; provided, however, that the restrictions in this paragraph shall not apply to general solicitations that are not specifically directed to employees of Loral or any affiliate or (ii) knowingly solicit or in any manner encourage, directly or indirectly, customers of or suppliers to Loral or any affiliate to terminate or diminish their relationship with the Company or any affiliate.

(c) Consultant has carefully considered the nature, extent and duration of the restrictions and obligations contained in this Paragraph 5 and acknowledges and agrees that such restrictions are fair and reasonable in all respects to protect the legitimate interests of Loral and its affiliates and that these restrictions are designed for the reasonable protection of the business of Loral and that of its affiliates. Consultant acknowledges that remedies at law would be inadequate to protect Loral against any actual or threatened breach of this Paragraph 5 and, without prejudice to any other rights and remedies otherwise available to Loral, Consultant agrees that Loral will be entitled to suitable relief, including injunction, and further agrees to waive any requirement for security or the posting of any bond in connection with any such remedy.

6. In performing work under this Agreement, Consultant agrees to comply with provisions of Loral policies relating to standards of conduct and to ethical business practices (see: Attachment 2). By execution of this Agreement, Consultant certifies that Consultant has: (i) received a copy of Attachment 2, (ii) been advised that compliance with Attachment 2 is required, (iii) read Attachment 2 and (iv) agreed to comply with the policies as stated therein. Any questions that arise concerning the propriety of any action proposed to be taken should be directed to the Loral General Counsel (212-697-1105).

7. Concerning work under this Agreement, Consultant shall not engage in any effort on behalf of Loral to lobby (i.e., to influence or attempt to influence) Congress, any federal agency, any member of Congress, any federal officer, or any federal agency employee or employee of a member of Congress, unless such activity is expressly approved by the Loral General Counsel in writing. If such efforts are approved in writing, Consultant shall report the details to the Loral General Counsel as required by the Truth in Lobbying Law (i.e., Section 319 of the Interior Appropriations Act for Fiscal Year 1990; Pub. L. 101-121).

8. If any information or material acquired or developed by Consultant in performance under this Agreement is, or becomes, classified within the meaning of the Espionage Act (Title 18, U.S.C. §§ 792-799) and Executive Order 12356 (April 1982), Consultant agrees to preserve the security of such work in compliance with all applicable laws and regulations of the United States. Any data or information of any type acquired or generated by Consultant in the performance of services under this Agreement shall be submitted to Loral for security review before publication or dissemination. Further, Consultant agrees to abide by Loral’s security rules and such other rules as are communicated from time to time to Consultant by an officer of Loral or SS/L.

9. In performing under this Agreement and in addition to paragraph 7, above, Consultant agrees to comply with applicable laws and regulations, including export control laws, and to not make or permit to be made any improper payments, or to engage in any unlawful conduct. Consultant agrees not to assume any obligation which would interfere or be inconsistent with performance of this Agreement, and hereby represents and warrants to Loral that the services to be performed under this Agreement shall not result in a conflict of interest, including but not limited to, any conflict prohibited by the laws or regulations of the United States or other applicable jurisdictions. This Agreement shall terminate immediately and all payments due shall be forfeited if, in rendering services hereunder, improper payments are made, unlawful conduct is engaged in, or any part of the remuneration payable under this Agreement is used for an illegal purpose. Additionally, no remuneration shall be payable if such payment is prohibited by any law, regulation or decision of the Government of the United States, to include any agency thereof, or any foreign government involved with the subject hereof.

10. Consultant’s identity, the amount of the remuneration to be paid, and the details of this Agreement will be disclosed pursuant to the securities laws of the United States and may otherwise be disclosed to the Government of the United States or as otherwise required by law, rule or regulation.

11. A material factor in the Loral decision to retain Consultant was the response to the questionnaire entitled “Consultant Disclosure Statement” (Attachment 1) as completed by Consultant and dated May 15, 2006. Any change to the information provided in the answers to the questionnaire should be reported immediately to the Loral General Counsel. Loral reserves the right to terminate this Agreement without further notice and obligation if the information provided in the questionnaire was inaccurate or if there is a material change in the information provided during the course of this Agreement. Consultant further warrants that there is no conflict of interest arising from the activities to be performed hereunder and other consultancy contracts, if any, or any conflict with a person, corporation or other entity in which Consultant may have an interest, and Consultant shall advise Loral if a conflict of interest arises in the future.

12. The term of this Agreement, and the period within which the services are to be rendered under this Agreement, shall commence as of May 15, 2006 and shall terminate on May 14, 2007, unless earlier terminated by a Party as set forth below. On or before the date that is sixty (60) days prior to the expiration of the Term, the parties shall consult regarding the renewal of the term. Unless otherwise agreed by the parties, the then existing term of the Agreement shall automatically be extended upon its expiration for an additional one-year term. Either Party may terminate this Agreement at any time upon ten (10) days prior written notice to the other party. Upon a Termination Event (as defined below), Consultant shall be entitled to, and Loral shall pay to Consultant, a termination fee of $300,000 plus any accrued and unpaid bonus, payable in accordance with the payment terms under Loral’s severance policy for senior executives. For purposes of this Agreement, a “Termination Event” shall mean any of the following events: (w) material breach of the Agreement by Loral if not cured within ten (10) days of written notice to Loral, such notice to state in detail the particular act or acts or failure or failures to act that constitute the alleged breach; (x) failure by Loral to renew the term of the Agreement upon its expiration; (y) termination of the Agreement by Consultant if at the time of such termination Loral shall have sold or divested all or substantially all of its satellite services business and Consultant shall not have been offered an employment or consulting arrangement with the acquirer of the satellite services business on terms equal to or better than the terms provided by this Agreement; or (z) termination of the Agreement by Consultant if at the time of such termination Loral shall not have sold or divested all or substantially all of its satellite services business and Michael B. Targoff shall then no longer be the Chief Executive Officer. Upon termination of this Agreement, Consultant shall return to Loral all documents, materials or information provided to or developed by Consultant in connection with Consultant’s performance under this Agreement or certify in writing as to their destruction.

13. This Agreement and the enforcement thereof shall be governed and controlled in all respects by the internal laws of the State of New York, without application of the conflict of laws provisions thereof. Any dispute or controversy arising from or relating to this Agreement and/or Consultant’s relationship with Loral shall be resolved by binding “baseball” type (also known as “final offer” arbitration (i.e. each party will submit the amount of its claim and the arbitrator will select one such amount), to be held in New York or in any other location mutually agreed to by Loral and Consultant before one arbitrator selected in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

15. This written Agreement constitutes the entire and complete agreement between the Parties concerning the services described herein. This Agreement supersedes all prior and collateral communications and understandings between the Parties with respect to the subject matter hereof. It is agreed that there are no terms, conditions or understandings other than as set forth herein.

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be executed by their duly authorized representatives:

Loral Space & Communications Inc.:
Consultant: Dean A. Olmstead Signature:	By: Michael B. Targoff Title: Chief Executive Officer Signature:
/s/ Dean A. Olmstead Date: June 7, 2006	/s/ Michael B. Targoff Date: June 7, 2006

Exhibits: A. Fee Schedule
B. Stock Option and Benefit Schedule

Attachments: 1. Consultant Disclosure Statement

2. Loral Code of Conduct

Exhibit A

Fee Schedule

•	Base Consultant Fee: $400,000 annually (payable monthly)*

•	Target Bonus Opportunity: $240,000 annually,* payable (on or before March 15 of each year) at the discretion of the Compensation Committee of the Board of Directors and based on performance by Consultant of his duties and achievement of his objectives under this Agreement.

*Prior to receipt by Loral of the Certification, the base consultant fee shall be $320,000 annually payable monthly, and the bonus opportunity shall be $192,000. The full base consultant fee and the full bonus opportunity shall commence as of the first day of the month following receipt by the Chief Executive Officer of the Certification of Consultant under Section 1 of the Agreement. Consultant’s bonus for the year in which he delivers the Certification, if otherwise earned, shall be calculated as follows: with respect to the number of months prior to delivery of the Certification, at the reduced bonus level (i.e. $16,000 per month), and with respect to the number of months after delivery of the Certification, at the full bonus level (i.e. $20,000 per month).

Exhibit B

Stock Option and Benefit Schedule

•	Base Stock Option Grant: Subject to amendment of the Company’s 2005 Stock Incentive Plan to provide for an increase of the number of shares available for grant thereunder and subject to stockholder approval, Base Grant of 20,000 stock options at fair market value on the date of the grant; seven-year term; vesting over four years, 25% on each of the first four anniversaries of the grant; accelerated vesting of next unvested tranche in the event of a Termination Event, exercisable for same period as provided to other senior executives

•	Performance Based Stock Option Grant: Subject to amendment of the Company’s 2005 Stock Incentive Plan to provide for an increase of the number of shares available for grant thereunder and subject to stockholder approval, Grant of 100,000 stock options at fair market value on the date of grant; seven-year term; vesting to be based on the following schedule:

•	25,000 options to vest upon closing of a satellite services business transaction with a value to Loral of between $100 million and less than $250 million

•	50,000 options to vest upon closing of a satellite services business transaction with a value to Loral of between $250 million and less than $500 million

•	75,000 options to vest upon closing of a satellite services business transaction with a value to Loral of between $500 million and less than $1,000 million

•	100,000 options to vest upon closing of a satellite services business transaction with a value to Loral of $1,000 million or more

For the avoidance of doubt, for purposes of the above option vesting schedule, in computing the value of a transaction in the case of a transaction in which Loral is not the sole participant, the options shall vest based on the value of the transaction to Loral (e.g., if Loral acquires 40% of a company with an enterprise valuation of $2 billion, the value of such transaction to Loral would be $800 million).

Further, for the avoidance of doubt, in the case of an agreement entered into by Loral with respect to a satellite services transaction with a value to Loral that would qualify for vesting, vesting shall occur upon closing of such transaction notwithstanding the occurrence of a Termination Event after signing but before closing.

•	Medical Plan: Participation as a member of the Board of Directors

•	Life Insurance: Reimbursement of $12,000 in premiums annually,* payable monthly, with respect to Consultant’s existing life insurance policy having a face value of $825,000

•	Other: $22,500 annually,* payable monthly in lieu of retirement benefits

*Prior to receipt by Loral of the Certification, the life insurance reimbursement and other payments in lieu of retirement benefits shall be paid at 80% of the annual rate (i.e. $9,600 for life insurance and $18,000 for payments in lieu of retirement benefits). Payments at the full rate shall commence as of the first day of the month following receipt by the Chief Executive Officer of the Certification of Consultant under Section 1 of the Agreement.